Putnam Growth Opportunities Fund, July 31, 2017, Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		   260

72DD2 (000s omitted)

Class R6	    58
Class Y		    56

73A1

Class A		 0.002

73A2

Class R6	 0.023
Class Y		 0.005

74U1 (000s omitted)

Class A	       121,182
Class B		 3,110
Class C		 5,724
Class M		 1,074

74U2 (000s omitted)

Class R		   410
Class R5	    79
Class R6	 3,153
Class Y		11,930

74V1

Class A		 28.92
Class B		 24.75
Class C		 25.18
Class M		 26.21

74V2

Class R		 27.95
Class R5	 30.27
Class R6	 30.31
Class Y		 30.16

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.